                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[x]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

                                 HASBRO, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-12.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                                  HASBRO, INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
--------------------------------------------------------------------------------
TIME:
     10:00 a.m. local time

DATE:
     Wednesday, May 12, 1999

PLACE:
     The 200 Fifth Avenue Club
     200 Fifth Avenue
     New York, NY 10010

PURPOSE:

     - Elect five directors to terms expiring in 2002 and one director to a term expiring in 2001.

     - Act on a proposal to approve the 1999 Senior Management Annual Performance Plan.

     - Transact such other business as may properly come before the meeting and any adjournment or postponement of the meeting.

OTHER IMPORTANT INFORMATION:

     - Hasbro's Board recommends that you vote your shares "FOR" each of the nominees and "FOR" approval of the Plan.

     - Shareholders of record of Hasbro common stock at the close of business on March 19, 1999 may vote at the meeting.

     - You are cordially invited to attend the meeting to vote your shares in person. If you are not able to do so, you may vote by Internet, by telephone or by mail. See the enclosed proxy card and proxy statement for specific instructions. PLEASE VOTE YOUR SHARES.

                                          By Order of the Board of Directors

                                          Phillip H. Waldoks
                                          Secretary

Dated: March 31, 1999

                                  HASBRO, INC.
                              1027 NEWPORT AVENUE
                         PAWTUCKET, RHODE ISLAND 02862
                            ------------------------

                                PROXY STATEMENT
                      1999 ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 12, 1999
                            ------------------------

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Q:  WHY AM I RECEIVING THESE MATERIALS?

A: The Board of Directors (the "Board") of Hasbro, Inc. (sometimes referred to as the "Company" or "Hasbro") is sending these proxy materials to you on or about March 31, 1999 in connection with Hasbro's annual meeting of shareholders which will take place on May 12, 1999 at The 200 Fifth Avenue Club, 200 Fifth Avenue, New York, New York 10010. The information included in this proxy statement relates to the proposals to be voted on at the meeting, the voting process, the compensation of directors and our most highly paid officers, and certain other required information. Our 1998 Annual Report is also enclosed.

Q:  WHAT PROPOSALS WILL BE VOTED ON AT THE MEETING?

A:  There are two proposals scheduled to be voted on at the meeting:

     - The election of directors

     - The approval of the 1999 Senior Management Annual Performance Plan (the "Plan")

Q:  WHAT SHARES OWNED BY ME CAN BE VOTED?

A: All shares owned by you as of March 19, 1999, the Record Date, may be voted by you. These shares include those (1) held directly in your name as the shareholder of record, including shares purchased through Hasbro's Dividend Reinvestment and Cash Stock Purchase Program and (2) held for you as the beneficial owner through a stockbroker, bank or other nominee.

Q: WHAT IS THE DIFFERENCE BETWEEN HOLDING SHARES AS A SHAREHOLDER OF RECORD AND AS A BENEFICIAL OWNER?

A: Most Hasbro shareholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

SHAREHOLDER OF RECORD

If your shares are registered directly in your name with Hasbro's Transfer Agent, BankBoston, N.A., c/o Equiserve Limited Partnership, you are considered, with respect to those shares, the shareholder of record, and these proxy materials are being sent directly to you by Hasbro. As the shareholder of record, you have the right to grant your voting proxy directly to Hasbro or to vote in person at the meeting. Hasbro has enclosed a proxy card for you to use.

BENEFICIAL OWNER

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name and the proxy materials are being sent to you by your broker or nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker on how to vote and are also invited to attend the meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the meeting unless you receive a proxy from your broker or nominee. Your broker or nominee has enclosed a voting instruction card for you to use.

Q:  HOW CAN I VOTE MY SHARES IN PERSON AT THE MEETING?

A: Shares held directly in your name as the shareholder of record may be voted in person at the annual meeting. If you choose to do so, please bring the enclosed proxy card or proof of identification. Shares beneficially owned may be voted by you if you receive and present at the meeting a proxy from your broker or nominee. Even if you plan to attend the annual meeting, we recommend that you also submit your proxy as described below so that your vote will be counted if you later decide not to attend the meeting.

Q:  HOW CAN I VOTE MY SHARES WITHOUT ATTENDING THE MEETING?

A: Whether you hold shares directly as the shareholder of record or beneficially in street name, you may direct your vote without attending the meeting. You may vote by granting a proxy or, for shares held in street name, by submitting voting instructions to your broker or nominee. In most instances, you will be able to do this over the Internet, by telephone or by mail. Please refer to the summary instructions below and those included on your proxy card or, for shares held in street name, the voting instruction card included by your broker or nominee.

BY INTERNET -- If you have Internet access, you may submit your proxy from any location in the world by following the "Vote by Internet" instructions on the proxy card.

BY TELEPHONE -- You may submit your proxy by following the "Vote by Telephone" instructions on the proxy card.

BY MAIL -- You may do this by marking, dating and signing your proxy card or, for shares held in street name, the voting instruction card included by your broker or nominee and mailing it in the enclosed, postage prepaid and addressed envelope. No postage is required if mailed in the United States.

Q:  HOW ARE VOTES COUNTED?

A: Each share of common stock, par value $.50 per share (the "Common Stock"), entitles its holder to one vote on all matters to come before the meeting, including the election of directors. In the election of directors, you may vote "FOR" all of the nominees or your vote may be "WITHHELD" with respect to one or more of the nominees. For the other proposal, you may vote "FOR", "AGAINST" or "ABSTAIN". If you "ABSTAIN", it has the same effect as a vote "AGAINST". If you sign your proxy card or broker voting instruction card with no instructions, your shares will be voted in accordance with the recommendations of the Board.

Q:  CAN I CHANGE MY VOTE?

A: You may change your proxy instructions at any time prior to the vote at the meeting. For shares held directly in your name, you may accomplish this by granting another proxy that is properly signed and bears a later date, by sending a properly signed written notice to the Secretary of the Company or by attending the meeting and voting in person. To revoke a proxy previously submitted by telephone or through the Internet, you may simply vote again at a later date, using the same procedures, in which case your later submitted vote will be recorded and your earlier vote revoked. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request. For shares held beneficially by you, you may accomplish this by submitting new voting instructions to your broker or nominee.

Q:  WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE PROXY OR VOTING INSTRUCTION
CARD?

A: It means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instructions cards you receive.

Q:  HOW CAN I ATTEND THE MEETING?

A: You may attend the meeting if you are listed as a shareholder of record as of March 19, 1999 and bring proof of identification. If you hold your shares through a broker or other nominee, you will need to provide proof of ownership by bringing either a copy of the voting instruction card provided by your broker or a copy of a brokerage statement showing your share ownership as of March 19, 1999.

Q:  WHERE CAN I FIND THE VOTING RESULTS OF THE MEETING?

A: We will announce preliminary voting results at the meeting and publish final results in our quarterly report on Form 10-Q for the second quarter of fiscal 1999.

Q:  WHAT IS THE QUORUM FOR THE MEETING?

A: Holders of record (the "Shareholders") of the Common Stock on March 19, 1999 are entitled to vote at the meeting or any adjournments thereof. As of that date there were 195,889,550 shares of Common Stock outstanding and entitled to vote and a majority of the outstanding shares will constitute a quorum for the transaction of business at the meeting.

                             ELECTION OF DIRECTORS
                                (PROPOSAL NO. 1)

     Five directors are to be elected at the Annual Meeting to terms expiring in 2002 and one director is to be elected to a term expiring in 2001. The Board has recommended as nominees for election as directors the first six persons named in the table below. Five of the nominees are currently directors of the Company. The Board is divided into three classes. The terms of the nine remaining directors expire in 2000 and 2001. Unless otherwise specified in the accompanying Proxy, the shares voted pursuant thereto will be cast for the persons named below as nominees for election as directors. If, for any reason, any of the nominees named below should be unable to serve as a director, it is intended that such Proxy will be voted for the election, in his or her place, of a substituted nominee who would be recommended by management. Management, however, has no reason to believe that any nominee named below will be unable to serve as a director.

     The following table sets forth as to each nominee and as to each incumbent director whose term of office extends to 2000 and 2001 and who is, therefore, not a nominee for election as a director at this Annual Meeting: (i) his or her age; (ii) all positions and offices with the Company; (iii) principal occupation or employment during the past five years; (iv) other directorships of publicly held companies or investment companies; and (v) period of service as a director of the Company. Except as otherwise indicated, each person has had the same principal occupation or employment during the past five years.

                                                 POSITIONS WITH COMPANY,
                                                 PRINCIPAL OCCUPATION AND           HAS BEEN A      TERM
               NAME                 AGE            OTHER DIRECTORSHIPS            DIRECTOR SINCE   EXPIRES
               ----                 ---          ------------------------         --------------   -------
Nominees for Terms Expiring in 2002
Herbert M. Baum...................  62    President and Chief Operating Officer        1999            *
                                          since 1999. Prior thereto, Chairman
                                          and Chief Executive Officer, Quaker
                                          State Corporation. Director, Dial
                                          Corp., Fleming Companies Inc.,
                                          Meredith Corp., Midas, Inc. and
                                          Whitman Corp.
E. Gordon Gee.....................  55    President, Brown University since               *            *
                                          1998. Prior thereto, President, The
                                          Ohio State University. Director,
                                          Allmerica Financial Group, Asarco
                                          Inc., Glimcher Realty Trust, Intimate
                                          Brands Inc. and The Limited Inc.
Sylvia K. Hassenfeld..............  78    Former Chairman since 1996 and, prior        1983            *
                                          thereto, Chairman of the Board,
                                          American Jewish Joint Distribution
                                          Committee, Inc.
Norma T. Pace.....................  77    President, Paper Analytics Associates        1984            *
                                          (economic consulting) since 1995.
                                          Senior Economic Advisor, WEFA Group
                                          (economic consulting and planning).
                                          Director, Englehard Corp.
E. John Rosenwald, Jr.............  69    Vice Chairman, The Bear Stearns              1983            *
                                          Companies, Inc. (investment bankers).
                                          Director, The Bear Stearns Companies,
                                          Inc. and Cendant Corporation.
Nominee for Term Expiring in 2001
Alfred J. Verrecchia..............  56    Executive Vice President, Global             1992            *
                                          Operations and Development since 1999.
                                          Prior thereto, Executive Vice
                                          President and President -- Global
                                          Operations from 1996 to 1999. Prior
                                          thereto, Chief Operating Officer --
                                          Domestic Toy Operations. Director,
                                          Allendale Mutual and Old Stone Corp.

---------------

* Nominee

                                                 POSITIONS WITH COMPANY,
                                                 PRINCIPAL OCCUPATION AND           HAS BEEN A      TERM
               NAME                 AGE            OTHER DIRECTORSHIPS            DIRECTOR SINCE   EXPIRES
               ----                 ---          ------------------------         --------------   -------
Directors Whose Terms Expire in 2000 and 2001
Alan R. Batkin....................  54    Vice Chairman, Kissinger Associates,         1992         2001
                                          Inc. (geopolitical strategic
                                          consulting firm). Director, PEC Israel
                                          Economic Corporation.
Harold P. Gordon..................  61    Vice Chairman since 1995. Prior              1988         2000
                                          thereto, Partner, Stikeman, Elliott
                                          (law firm). Director, Alliance
                                          Atlantis Communications Corporation
                                          and G.T.C. Transcontinental Group,
                                          Ltd.
Alex Grass........................  71    Chairman of the Executive Committee,         1981         2000
                                          Rite Aid Corporation (drug store
                                          chain) since 1995. Prior thereto,
                                          Chairman of the Board and Chief
                                          Executive Officer, Rite Aid
                                          Corporation. Chairman of the Board,
                                          SuperRite Corporation.
Alan G. Hassenfeld................  50    Chairman of the Board and Chief              1978         2000
                                          Executive Officer since 1999. Prior
                                          thereto, Chairman of the Board,
                                          President and Chief Executive Officer.
Marie Josee Kravis................  49    Senior Fellow, Hudson Institute              1995         2000
                                          (public policy analysis). Visiting
                                          Fellow, Council on Foreign Relations.
                                          Director, Canadian Imperial Bank of
                                          Commerce, Ford Motor Company,
                                          Hollinger International, Inc., The
                                          Seagram Company Ltd. and Unimedia Inc.
Morris W. Offit...................  62    Chief Executive Officer, Offitbank           1995         2001
                                          (investment management). Director,
                                          Cantel Industries, Inc. and Mercantile
                                          Bankshares Corporation.
Carl Spielvogel...................  70    Chairman and Chief Executive Officer,        1992         2001
                                          Carl Spielvogel Associates, Inc.
                                          (international investments) since
                                          1997. Prior thereto, Chairman of the
                                          Board and Chief Executive Officer,
                                          United Auto Group, Inc. (operator of
                                          multiple-franchise auto dealerships)
                                          from 1994 to 1997. Prior thereto,
                                          Chairman of the Board and Chairman of
                                          the Executive Committee, Backer
                                          Spielvogel Bates Worldwide, Inc.
                                          (advertising) during 1994. Prior
                                          thereto, Chairman and Chief Executive
                                          Officer, Backer Spielvogel Bates
                                          Worldwide, Inc. Director, Alliant
                                          Foodservice, Inc., Barney's Dept.
                                          Stores, Inc. and Data Broadcasting
                                          Inc.
Preston Robert Tisch..............  72    Co-Chairman of the Board, Loews              1988         2000
                                          Corporation since 1999. Prior thereto,
                                          Co-Chairman and Co-Chief Executive
                                          Officer, Loews Corporation. Director,
                                          Bulova Watch Company, Inc., CNA
                                          Financial Corporation, Loews
                                          Corporation and Rite Aid Corporation.

                                                 POSITIONS WITH COMPANY,
                                                 PRINCIPAL OCCUPATION AND           HAS BEEN A      TERM
               NAME                 AGE            OTHER DIRECTORSHIPS            DIRECTOR SINCE   EXPIRES
               ----                 ---          ------------------------         --------------   -------
Paul Wolfowitz....................  55    Dean, Paul H. Nitze School of Advanced       1995         2001
                                          International Studies, The Johns
                                          Hopkins University. Former
                                          Undersecretary of Defense for Policy,
                                          U.S. Department of Defense. Former
                                          U.S. Ambassador to the Republic of
                                          Indonesia. Former U.S. Assistant
                                          Secretary of State for East Asian and
                                          Pacific Affairs. Director of eleven
                                          mutual funds of the Dreyfus
                                          Corporation.

                                     * * *

     Sylvia K. Hassenfeld is the mother of Alan G. Hassenfeld.

     Those directors who are also executive officers of the Company serve as officers and directors of the Company's various subsidiaries at the request and convenience of the Company.

     During 1998, the Board held seven meetings. Mr. Offit attended fewer than 75% of the aggregate number of meetings of the Board and the Committee on which he served during 1998.

     The Executive Committee of the Board, which currently consists of Alan R. Batkin, Alan G. Hassenfeld, Norma T. Pace and E. John Rosenwald, Jr., did not meet in 1998. The Executive Committee is vested with all of the powers that are held by the Board, except that by law the Executive Committee may not exercise any power of the Board relating to amendment of the Articles of Incorporation or By-Laws of the Company, adoption of a plan of merger or consolidation, the sale, lease or exchange of all or substantially all the property or assets of the Company or the voluntary dissolution of the Company. The Executive Committee also performs such functions as are assigned to it by the Board from time to time.

     The Nominating and Governance Committee of the Board, which currently consists of Sylvia K. Hassenfeld, Preston Robert Tisch and Paul Wolfowitz, met once in 1998. The Nominating and Governance Committee makes recommendations for possible additions to the Board and at the request of the Board is authorized to make recommendations regarding the governance of the Board and the committees thereof. The Nominating and Governance Committee has neither the authority nor the procedures to consider nominees recommended by shareholders. The By-Laws provide that shareholders may nominate directors at an annual meeting by giving notice to the Secretary of the Company not less than 60 days nor more than 90 days prior to the one-year anniversary date of the immediately preceding annual meeting and providing specified information regarding the proposed nominee and each shareholder proposing such nomination.

     The Audit Committee of the Board, which currently consists of Alex Grass, Claudine B. Malone, Morris W. Offit and Norma T. Pace (Chair), held four meetings in 1998. The function of the Audit Committee is to recommend to the Board the accounting firm to serve as the Company's independent auditors and to review with such firm, and with the Company's internal auditors and officers, matters relating to corporate financial reporting procedures and policies, adequacy of financial, accounting and operating controls and the scope of the respective audits performed by the Company's independent auditors and internal auditors.

     The Compensation and Stock Option Committee of the Board, which currently consists of Alan R. Batkin, Alex Grass, Marie Josee Kravis and Carl Spielvogel (Chair), held eight meetings in 1998. The Compensation and Stock Option Committee has been delegated responsibility for all employee compensation and benefit plans, is authorized to make grants and awards under the Company's employee stock option plans and administers the non-employee director compensation plans.

COMPENSATION OF DIRECTORS

     Members of the Board who are not otherwise employed by the Company ("Non-employee Directors") receive a retainer of $25,000 per year and a fee of $1,000 per Board or committee meeting attended, except that if two or more of such meetings are held on the same day, the fee for the first meeting is $1,000 and the fee for each additional meeting is $500. The Chair of the Audit Committee and the Chair of the Compensation and Stock Option Committee each receive an additional retainer of $3,500 per year. Action by written consent is not considered attendance at a meeting for purposes of fees to directors.

     Pursuant to the Deferred Compensation Plan for Non-employee Directors (the "Deferred Plan"), which is unfunded, Non-employee Directors must defer a minimum of 20% of the annual Board retainer fee into a stock unit account, the value of each unit initially being equal to the fair market value of one share of Common Stock as of the end of the quarter in which the compensation being deferred would otherwise be payable. Stock units increase or decrease in value based on the fair market value of the Common Stock. In addition, an amount equal to the dividends paid on an equivalent number of shares of Common Stock is credited to each Non-employee Director's stock unit account as of the end of the quarter in which the dividend was paid. Non-employee Directors may defer the remainder of their retainer and/or meeting fees into the stock unit account or an interest account, which bears interest at the five year Treasury rate. The Company makes a deemed matching contribution to the stock unit account equal to 10% of the amount deferred, with one-half of such Company contribution vesting on December 31 of the calendar year in which the deferred compensation otherwise would have been paid and one-half on the next December 31, provided the participant is a director on such vesting date. Unvested Company contributions will automatically vest on death, total disability or retirement by the director at or after age seventy-two. Compensation deferred under the Deferred Plan, whether in the stock unit account or the interest account, will be paid out in cash after termination of service as a director. Directors may elect that compensation so deferred be paid out in a lump sum or in up to ten annual installments, commencing either in the quarter following, or in the January following, the quarter in which service as a director terminates.

     Under the Hasbro, Inc. Retirement Plan for Directors (the "Retirement Plan"), which is unfunded, each director (who is not otherwise eligible for benefits under the Company's Pension Plan) who has attained the age of sixty-five and completed five years of service on the Board is entitled to receive, beginning at age seventy-two, an annual benefit equal to the annual retainer payable to directors during the year in which the director retires (which does not include the fees paid to directors for attendance at meetings). If a director retires on or after the director's seventy-second birthday, the annual benefit will continue for the life of the director. If a director retires between the ages of sixty-five and seventy-two, the number of annual payments will not exceed the retired director's years of service. Upon a Change of Control, as defined in the Retirement Plan, directors and retired directors are entitled to lump-sum payments equal to the present value of their benefits under the Retirement Plan.

     Under the Stock Option Plan for Non-employee Directors, approved by shareholders on May 11, 1994, each Non-employee Director then in office received on May 11, 1994, each Non-employee Director who joined the Board after May 11, 1994 received upon becoming a director, and any new Non-employee Director will receive upon becoming a director, a one-time grant of a nonqualified, nontransferable ten year option to purchase 11,250 shares (as adjusted to reflect the two 3 for 2 stock splits, each paid in the form of a 50% stock dividend on March 21, 1997 and March 15, 1999, respectively) of Common Stock at 110% of the fair market value per share of Common Stock on the date of grant. The options become exercisable at a rate of 20% per year commencing on the first anniversary of the date of grant, except that exercisability will be accelerated upon a participant ceasing to be a member of the Board because of permanent disability, death, retirement at or after age 72 or after a Change of Control, as defined in the Stock Option Plan for Non-employee Directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company's wholly owned subsidiary, Hasbro Canada Inc. ("Hasbro Canada"), leases its manufacturing and warehouse facilities from Central Toy Manufacturing Inc. ("CTM"), a real estate corporation which is 25% owned by the estate of Merrill Hassenfeld, a former Chief Executive Officer and director of the Company. Sylvia K. Hassenfeld, a director of the Company, is executrix and a beneficiary of the estate of Merrill Hassenfeld. Total rent paid by Hasbro Canada to CTM for the leases of offices and warehouse facilities in 1998 was approximately $579,000 Canadian (approximately $391,000 U.S.). In management's opinion, these leases are on terms at least as favorable as would otherwise presently be obtainable. In

March 1998, Hasbro Canada and CTM entered into a lease addendum extending the leases to January 31, 2001 at the then current rent, with Hasbro Canada having options to renew for three additional three year terms at fair market rental. If the parties cannot agree, the fair market rental would be determined by appraisal. Hasbro Canada has a right of first refusal to purchase the premises unless it indicates its intention not to renew the leases. CTM, with the assistance of Hasbro Canada, obtained from a financial institution a new loan secured by a first mortgage on the premises in the amount of approximately $1,625,000 Canadian with a due date of February 1, 2001. The lease addendum provides that, until January 31, 2003, should such loan not be renewed, extended or replaced beyond February 1, 2001, Hasbro Canada would advance on behalf of the shareholders of CTM, other than the estate of Merrill Hassenfeld, the amount necessary to pay off 75% of the loan and 75% of all operating expenses until sale, lease or refinancing of the premises. CTM would be obligated to repay the advance no later than January 31, 2003, which would be secured by a first mortgage on the premises but would be nonrecourse individually to such shareholders. CTM agreed that all cash flow from the premises (including sale, lease and refinancing) will be used to pay the then existing loan and any Hasbro Canada advances. It is anticipated that the balance of the CTM loan at February 1, 2001 will be approximately $625,000 Canadian.

     Since the beginning of the 1998 fiscal year, the Company paid an aggregate amount of approximately $182,000 to Lindsay Associates for architectural services provided at arms-length in the ordinary course of business principally in connection with the redesign of the Company's headquarters and expansion of the Company's New York showroom. Lindsay Boutros-Ghali, an architect, is the principal of Lindsay Associates and the spouse of Adam Klein, a former executive officer of the Company.

     The Bear Stearns Companies, Inc. provides investment banking and related services to the Company. E. John Rosenwald, Jr., a director of the Company, is a director and Vice Chairman of the Bear Stearns Companies, Inc.

     On September 25, 1998, the Company amended the Company's existing agreements with Lucas Licensing Ltd. ("Licensing") and Lucasfilm Ltd. ("Film") to add the categories granted by Licensing and Film to Galoob Toys, Inc. ("Galoob") effective upon the Company's acquisition of Galoob. On October 30, 1998, the date of the Company's acquisition of Galoob, the Company issued an aggregate of 6 million warrants (as adjusted to reflect the 3 for 2 stock split paid in the form of a 50% dividend on March 15, 1999) to Licensing and Film. The Common Stock subject to such warrants, when added to the Common Stock subject to warrants previously granted by the Company to Licensing and Film, would if all warrants were fully exercised constitute approximately 7.4% of the Company's outstanding shares. All Hasbro warrants held by Licensing and Film become exercisable upon the U.S. theatrical release of Episode I: The Phantom Menace in the new Star Wars prequel. Accordingly, under SEC rule 13d-3, George W. Lucas, Jr., as owner, director and officer of Film and Licensing, may be deemed to own approximately 7.4% of the Company's outstanding shares. See "Voting Securities and Principal Holders" thereof. Since the beginning of fiscal 1998, the Company and its subsidiaries (including Galoob prior to its acquisition by the Company) paid an aggregate of approximately $126 million in royalty advances and royalties to Licensing pursuant to license agreements entered into at arms length in the ordinary course of business. The Company anticipates that the amount it will pay Licensing in fiscal 1999 pursuant to its amended agreements with Licensing will exceed $250 million.

     Vote Required. The vote of a majority of those shares of Common Stock present or represented by proxy at the annual meeting is required to elect directors. Accordingly, an abstention or broker non-vote will in effect constitute a vote against a nominee.

     THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE ELECTION OF THE SIX NOMINEES NAMED ABOVE (PROPOSAL NO. 1).

          COMPARISON OF FIVE YEAR CUMULATIVE TOTAL SHAREHOLDER RETURN
                     AMONG HASBRO, S&P 500 AND RUSSELL 1000
                   CONSUMER DISCRETIONARY ECONOMIC SECTOR(1)

     The following graph tracks an assumed investment of $100 on the start dates indicated below in the Company's Common Stock, the S&P 500 Index and the Russell 1000 Consumer Discretionary Economic Sector, assuming full reinvestment of dividends and no payment of brokerage or other commissions or fees. Past performance is not necessarily indicative of future performance.

[5 YEAR COMPARISON CHART]

                                                         HASBRO                      S&P 500              RUSSELL 1000 CONSUMER
                                                         ------                      -------             DISCRETIONARY ECONOMIC
                                                                                                                 SECTOR
                                                                                                         ----------------------
'1993'                                                   100.00                      100.00                      100.00
'1994'                                                    80.00                      102.00                       95.00
'1995'                                                    87.00                      139.00                      113.00
'1996'                                                   108.00                      176.00                      130.00
'1997'                                                   132.00                      217.00                      170.00
'1998'                                                   145.00                      285.00                      227.00

---------------
(1) While the information for Hasbro and S&P 500 is as of the last trading day in Hasbro's fiscal year, the data for the Russell Sector is as of the last trading day in the calendar year.

                                 REPORT OF THE
                    COMPENSATION AND STOCK OPTION COMMITTEE
                           OF THE BOARD OF DIRECTORS

1998 COMPENSATION POLICIES WITH RESPECT TO EXECUTIVE OFFICERS

     The general goal of the Compensation and Stock Option Committee (the "Committee") with respect to the compensation of executive officers (including those named in the summary compensation table below) is that the Company provide competitive compensation and benefits that

     - attract and retain capable executives who are important to the success of the Company,
     - reward them for performance,
     - provide them with a strong incentive to increase shareholder value, and
     - accomplish the foregoing in as fair, understandable and cost-effective manner as possible.

     Executive compensation during 1998 consisted of salary, a management incentive bonus and stock options. In authorizing and approving compensation increases and awards for executive officers (other than the Chief Executive Officer), the Committee relies principally upon the recommendations of the Chief Executive Officer.

     Base salaries for new executive officers are initially determined by evaluating the responsibilities of the position held, the experience of the individual and the competitive marketplace for comparable executive talent. Subsequent yearly adjustments are made by reference to changes in duties and responsibilities, competitive market conditions and personal performance. In approving the increases to base salaries for 1998, the Committee generally targeted the Company's pay levels to correspond with approximately the 75th percentile of salaries paid by other consumer non-durable products companies surveyed in Management Compensation Services Project 777 Executive Compensation Study, whose participants partially overlap with the companies included in the Russell 1000 Consumer Discretionary Economic Sector (the "Russell Sector") set forth in the above graph. The Frank Russell Company does not publish compensation data for the companies included in the Russell Sector.

     Approximately 1315 employees, including executive officers, were awarded annual management incentive bonuses with respect to fiscal 1998. Individual and corporate performance objectives were established at the beginning of the year. Corporate and business unit pre-tax earnings performance objectives were determined on the basis of a budget review carried out by senior management with respect to each business unit which forms the basis for the operating plan prepared by senior management and approved by the Board in February of each year. The remainder of this paragraph will outline the bonus programs applicable to executive officers other than the Chief Executive Officer, whose bonus is discussed below. See "1998 Compensation of the Chief Executive Officer". Target bonuses for executive officers range from 30% to 45% of base salary. Performance in excess of targeted performance would yield higher bonuses, except that bonuses in excess of 100% of base salary require special Committee review and approval. The management incentive bonus for executive officers who are deemed to have corporate-wide responsibility (which include all the individuals named in the summary compensation table below) was generally based 75% on corporate performance and 25% on individual performance. The management incentive bonus for those individuals deemed to have business unit responsibility was weighted 25% for corporate performance, 50% for business unit performance and 25% for individual performance. Corporate performance for 1998 and that of most of the business units fell short of their pre-tax earnings targets. The 1998 management bonuses for executive officers were based in part on the applicable corporate and business unit performance and in part on the contribution of the individual.

     In 1998, non-qualified stock options were granted to approximately 610 employees, including executive officers, pursuant to the Company's employee stock option plans. The Committee, which is composed solely of "Non-Employee Directors", as defined in Rule 16b-3 of the rules and regulations of the Securities and Exchange Commission, granted individual options to executive officers in order to provide an incentive to motivate and retain those individuals who are important to the Company's future success. Stock options are designed to align the interests of executives with those of shareholders, since the executives can only benefit from the options if there is price appreciation in the Common Stock after the date of grant. All stock options granted in 1998 had an exercise price equal to at least the fair market value of the Common Stock on the date of grant and most vested over three years. Certain options granted in 1998 were granted to newly or recently hired senior executives pursuant to the Company's long term incentive program established in 1993. Pursuant to the program, which is designed to supplement the Company's regular stock option program, nonqualified options are granted every other year to key executives at 110% of market value on date of grant, vesting over five years. Under the program, value is provided to the executive only if share appreciation exceeds the premium. In 1998, the overall size of the regular stock option pool was limited to 1% of the issued shares pursuant to a policy established by the Committee that keys the overall size of the pool to the Company's relative performance vis a vis the Russell Sector. The amount of stock options previously awarded and outstanding for each executive officer is reviewed by the Committee but is not considered a critical factor in determining the size of any executive's stock option award in any year. Options granted were allocated on the basis of individual compensation level, responsibility and performance.

1998 COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     As set forth in the accompanying tables, Mr. Hassenfeld's salary of $1,014,816 for 1998 represented a 5.9% increase over his 1997 salary, his management incentive bonus with respect to 1998 was $422,400, which represented 41.6% of his 1998 salary, and in 1998 he was granted options to purchase 60,000 (as adjusted to reflect the 3 for 2 stock split paid in the form of a 50% stock dividend on March 15, 1999) shares of Common Stock, which represented approximately 2.3% of all options granted to employees during 1998. All compensation decisions regarding Mr. Hassenfeld were made by the Committee, which is composed solely of "outside directors" in accordance with Section 162(m) of the Internal Revenue Code of 1986, as amended, in all cases without the participation of Mr. Hassenfeld or other executive officers of the Company. In setting Mr. Hassenfeld's 1998 salary, the Committee took into account comparative data with respect to chief executive officer compensation provided to the Committee with a view towards setting Mr. Hassenfeld's compensation levels at approximately the 75th percentile of other consumer non-durable products companies surveyed. The Committee also took into account the fact that Mr. Hassenfeld's salary had not increased since 1996. The Committee determined Mr. Hassenfeld's management bonus pursuant to the Company's Senior Management Annual Performance Plan (the "Annual Performance Plan") which was approved by shareholders in 1994. Mr. Hassenfeld is the only participant in the Annual Performance Plan. Under the Annual Performance Plan, the Committee designated a net earnings performance goal for the Company for 1998, which was based on the 1998 operating plan approved by the Board in February 1998. The target bonus for Mr. Hassenfeld under the Annual Performance Plan is 75% of salary, if 100% of the performance goal is achieved, with a maximum bonus of 150% of salary, if 130% or more of the performance goal is attained. No bonus is payable under the Annual Performance Plan unless at least 70% of the performance goal is attained. More than 70% but less than 100% of the targeted performance goal was achieved by the Company resulting in the bonus paid to Mr. Hassenfeld. The options granted to Mr. Hassenfeld in 1998 reflected individual compensation level, responsibility and performance.

SECTION 162(m) OF THE INTERNAL REVENUE CODE ("SECTION 162(m)")

     The Committee believes that the Company's compensation plans preserve the ability of the Company to obtain tax deductions for annual remuneration in excess of $1,000,000 to any of the individuals named in the table below (the "named executives"). With respect to the current payment of annual cash management incentive bonuses which would otherwise exceed the limits on deductibility established by Section 162(m), the Committee has utilized the Senior Management Annual Performance Plan (the "Performance Plan") from 1994 through 1998 and has adopted the 1999 Senior Management Annual Performance Plan (the "Plan") subject to shareholder approval (see Proposal No. 2 below). The Non-Qualified Deferred Compensation Plan adopted in 1997 permits executives to defer all or a portion of their salaries and bonuses and with respect to the named executives permits the Company to defer remuneration that would not be deductible under Section 162(m). As a result, only the Chief Executive Officer is currently affected by the Section 162(m) limitations and he is the sole participant for the 1998 and 1999 fiscal years. The Committee believes that, under ordinary circumstances and subject to shareholder approval of the Plan, the Company's compensation programs should comply with the requirements of
Section 162(m) so as to permit the deductibility of all amounts paid to the covered executive officers with respect to 1999. The Committee recognizes, however, that there may be instances where it would be in the best interests of the Company and its shareholders to make compensation payments which would not then be deductible.

     Alan R. Batkin, Alex Grass, Marie Josee Kravis and Carl Spielvogel (Chairman) as members of the Compensation and Stock Option Committee of the Board of Directors as of 1998 fiscal year end.

                             EXECUTIVE COMPENSATION

     The following table summarizes compensation paid by the Company for services rendered during 1998, 1997 and 1996 by the Chief Executive Officer of the Company and the four most highly compensated executives of the Company other than the Chief Executive Officer:

                           SUMMARY COMPENSATION TABLE

                                                  ANNUAL COMPENSATION                 LONG TERM COMPENSATION
                                        ---------------------------------------   ------------------------------
                                                                     OTHER
                                                                    ANNUAL                          ALL OTHER
  NAME AND PRINCIPAL POSITION     YEAR  SALARY(a)    BONUS(a)   COMPENSATION(b)    OPTIONS(c)    Compensation(d)
  ---------------------------     ----  ----------   --------   ---------------   ------------   ---------------
Alan G. Hassenfeld..............  1998  $1,014,816   $422,400       $32,784           60,000         $70,724
Chairman of the Board,            1997     957,900    718,425        36,834          303,750          58,398
President and Chief Executive     1996     957,900    450,000        33,493           56,250          44,171
  Officer
Alfred J. Verrecchia............  1998     671,089    510,000        12,963           42,000          52,702
Executive Vice-President and      1997     633,450    350,000        14,034          213,750          34,665
President -- Global Operations    1996     618,397    160,000        13,465           56,250          30,440
Harold P. Gordon................  1998     576,672    210,000        26,256           40,000          37,820
Vice Chairman                     1997     544,286    268,000        62,140          198,750          33,645
                                  1996     528,230    175,000        63,771           56,250           6,215
John T. O'Neill.................  1998     526,114    210,000         8,472           40,000          31,604
Executive Vice-President and      1997     476,525    250,000         8,248          198,750          26,807
Chief Financial Officer           1996     462,840    175,000         8,599           56,250          25,357
Adam Klein......................  1998     512,868    170,000         7,192           45,000          30,170
Executive Vice-President and      1997     413,906    225,000         6,604          183,750           2,220
President, Global Marketing       1996     156,923     60,000         1,088           56,250              --
and Strategy(e)

---------------
(a) Includes amounts deferred by the individual pursuant to the Company's Retirement Savings Plan and Nonqualified Deferred Compensation Plan (the "Deferred Compensation Plan"). Also includes, in the case of Mr. Verrecchia, a special award by the Committee in 1998 of $250,000 that was paid directly into Mr. Verrecchia's account in the Deferred Compensation Plan. Mr. Klein was employed by the Company for a portion of 1996 only.

(b) Includes the following amounts which were included in 1998 taxable income for each named individual in connection with a program whereby a leased automobile, or an automobile allowance, is provided to the executive by the
    Company: $7,784 for Mr. Hassenfeld, $11,463 for Mr. Verrecchia, $5,756 for Mr. Gordon, $7,622 for Mr. O'Neill, and $5,687 for Mr. Klein. Also includes the following amounts paid by the Company and included in 1998 taxable income for each named individual in connection with a program whereby certain financial planning and tax preparation services are provided to the individual and paid for by the Company: $25,000 for Mr. Hassenfeld, $1,500 for Mr. Verrecchia, $20,500 for Mr. Gordon, $850 for Mr. O'Neill and $1,505 for Mr. Klein. Does not include other personal benefits that do not in the aggregate exceed $50,000 in any year for any individual.

(c) All share amounts are adjusted to reflect the two 3 for 2 stock splits, each paid in the form of a 50% stock dividend, on March 21, 1997 and March 15, 1999, respectively.

(d) Includes the executive's pro-rata share of the Company's contribution to the profit-sharing account under the Company's Retirement Savings Plan which is in part contributed to the individual's account in the Retirement Savings Plan and, to the extent in excess of certain Internal Revenue Code of 1986, as amended (the "Code") maximums, deemed allocated to the individual's account in the Company's unfunded Supplemental Benefit Retirement Plan (the "Supplemental Plan"), which for 1998 amounted to $64,997 for Mr. Hassenfeld, $47,666 for Mr. Verrecchia, $31,675 for Mr. Gordon, $29,104 for Mr. O'Neill, and $27,670 for Mr. Klein. Includes for each individual, the sum of $2,500 which represents the Company's 25% match of sums saved in 1998 by each named executive in his applicable savings account under the Retirement Savings Plan, Supplemental Plan or Deferred Compensation Plan. Also includes $3,227, $2,536 and $3,645 in premiums paid by the Company in 1998 for individual life insurance policies for Messrs. Hassenfeld, Verrecchia and Gordon, respectively.

(e) On March 19, 1999, Adam Klein resigned as an executive officer of the Company. See "Employment, Severance and Consulting Agreements" below.

                                     * * *

     The following table sets forth certain information regarding stock option grants in 1998 to the individuals named above. All amounts have been adjusted to reflect the 3 for 2 stock split paid in the form of a 50% stock dividend on March 15, 1999.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                GRANT DATE
                                                      INDIVIDUAL GRANTS                          Value(a)
                                   --------------------------------------------------------    -------------
                                     NUMBER OF       % OF TOTAL
                                    SECURITIES        OPTIONS
                                    UNDERLYING       GRANTED TO     EXERCISE
                                      OPTIONS        EMPLOYEES      PRICE PER    EXPIRATION     GRANT DATE
NAME                               GRANTED(b)(c)   IN FISCAL YEAR     SHARE         DATE       PRESENT VALUE
----                               -------------   --------------   ---------    ----------    -------------
Alan G. Hassenfeld...............     60,000            2.3          $24.875      4/22/08        $520,800
Alfred J. Verrecchia.............     42,000            1.6          $24.875      4/22/08         364,560
Harold P. Gordon.................     40,000            1.5          $24.875      4/22/08         347,200
John T. O'Neill..................     40,000            1.5          $24.875      4/22/08         347,200
Adam Klein.......................     45,000            1.7          $24.875      4/22/08         390,600

---------------
(a) The Grant Date Present Value was determined using the standard application of the Black-Scholes option pricing methodology using the following assumptions: volatility 26%, dividend yield 0.86% and a risk free interest rate of 5.73% based on the options being outstanding for approximately six years. The Grant Date Present Values do not take into account risk factors such as non-transferability and limits on exercisability. In assessing the Grant Date Present Values indicated in the above table, it should be kept in mind that no matter what theoretical value is placed on an option on the date of grant, the ultimate value of the option is dependent on the market value of the Common Stock at a future date, and the extent if any, by which such market value exceeds the exercise price on the date of exercise.

(b) These options are non-qualified and were granted at fair market value on the date of grant. Thirty-three and one-third percent of each option becomes exercisable on the first anniversary of the date of grant and thirty-three and one-third percent becomes exercisable on each anniversary thereafter until fully exercisable. All options become fully vested in the event of death, disability or retirement at the optionee's normal retirement date and are exercisable for a period of one year thereafter. An optionee taking early retirement may, under certain circumstances, exercise all or a portion of the options unvested at his or her early retirement date and may exercise such options for three months or such longer period as the Committee may approve. Unless otherwise approved by the Committee in its discretion, upon termination of employment for any other reason, only options vested at the date of the termination may be exercised, and are exercisable for a period of three months following termination.

(c) Upon a Change of Control, as defined below, all options become immediately exercisable and, with certain exceptions, will be canceled in exchange for a cash payment in the amount of the difference between the highest price paid for a share of Common Stock in the transaction or series of transactions pursuant to which the Change of Control shall have occurred or, if higher, the highest reported sales price of a share of Common Stock during the sixty-day period immediately preceding the date of the Change of Control. Participants may exercise options and satisfy tax withholding liabilities by payments in cash or by delivery of Common Stock equal to the exercise price and the tax withholding liability. In addition, participants may instruct the Company to withhold shares issuable upon exercise in satisfaction of tax withholding liability.
                                     * * *

     The following table sets forth as to each of the named individuals: (a) the number of shares acquired upon exercise of options during fiscal 1998; (b) the value realized (market value on date of exercise less exercise price) upon the exercise of such options during fiscal 1998; (c) the number of exercisable and unexercisable options held on December 27, 1998, the last day of the 1998 fiscal year; and (d) the value of such options at December 27, 1998. The number of options set forth below correspond to the number of shares to which they relate and have been adjusted to reflect the 3 for 2 stock split paid in the form of a 50% stock dividend on March 15, 1999.

                      AGGREGATED OPTION EXERCISES IN LAST
                 FISCAL YEAR AND FISCAL YEAR END OPTION VALUES

                                                           NUMBER OF UNEXERCISED         VALUE OF UNEXERCISED
                                                                OPTIONS AT               IN-THE-MONEY OPTIONS
                                                             DECEMBER 27, 1998           AT DECEMBER 27, 1998
                         SHARES ACQUIRED     VALUE      ---------------------------   ---------------------------
         NAME              ON EXERCISE      REALIZED    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
         ----            ---------------   ----------   -----------   -------------   -----------   -------------
Alan G. Hassenfeld.....       96,187       $1,728,379     972,750        401,250      $7,833,852     $1,347,746
Alfred J. Verrecchia...      152,437        2,837,198     767,250        287,250       6,917,329        982,943
Harold P. Gordon.......       60,000          557,582     324,900        257,500       2,214,548        846,756
John T. O'Neill........      127,687        1,501,508     377,250        255,250       2,373,527        941,898
Adam Klein.............       37,500          226,636      44,250        203,250         167,099        485,063

                                     * * *

     The following table shows the estimated annual benefits payable upon retirement in specified remuneration and years of service classifications under the Company's Pension Plan (the "Pension Plan") and under the Supplemental Plan:

                               PENSION PLAN TABLE

                           ESTIMATED ANNUAL RETIREMENT BENEFIT BY YEARS OF SERVICE CLASSIFICATION(2)
         AVERAGE           --------------------------------------------------------------------------
     COMPENSATION(1)          10           15           20           25           30          35(3)
     ---------------       ---------    ---------    ---------    ---------    ---------    ---------
 $ 200,000...............  $ 33,333     $ 50,000     $ 66,667     $ 83,333     $100,000     $100,000
    400,000..............    66,667      100,000      133,333      166,667      200,000      200,000
    800,000..............   133,333      200,000      266,667      333,333      400,000      400,000
  1,200,000..............   200,000      300,000      400,000      500,000      600,000      600,000
  1,600,000..............   266,666      400,000      533,333      666,667      800,000      800,000

---------------
(1) Covered compensation under the Pension Plan and the Supplemental Plan includes total salaries and bonuses (as set forth in the Summary Compensation Table) for the five highest consecutive years during the ten years preceding retirement ("Average Compensation").

(2) Estimated retirement benefit amounts shown are prior to reduction by an Internal Revenue Service designated amount keyed to a participant's latest three-year average Social Security entitlement. Amounts shown are computed on the single straight-life annuity option. Early retirement, which is permitted up to 10 years prior to the normal retirement date, and other payment options will reduce the annual benefit amount shown. Payments from the Supplemental Plan, which is unfunded, are not subject to provisions of the Code that limit benefits under the Pension Plan.

(3) For purposes of determining benefits under the Pension Plan and the Supplemental Plan, credited years of service cannot exceed 30.

     The following table sets forth, as to the five named individuals, their years of credited service under the Pension Plan and the Supplemental Plan:

                                                                 CREDITED YEARS
                                                                   OF SERVICE
                                                                 --------------
  Alan G. Hassenfeld.........................................          30
  Alfred J. Verrecchia.......................................          30
  Harold P. Gordon...........................................           4
  John T. O'Neill............................................          12
  Adam Klein.................................................           2

EMPLOYMENT, SEVERANCE AND CONSULTING AGREEMENTS

     The agreements summarized below (or the form thereof) have been filed with the Securities and Exchange Commission as exhibits to the Company's periodic filings and such summaries do not purport to be complete and are qualified in their entirety by reference to such agreements.

     Eleven senior executives, including the five above-named individuals (other than Mr. Klein), are parties to employment agreements (the "Change of Control Agreements") with the Company. The Change of Control Agreements come into effect only upon a "Change of Control," as defined, and continue for three years after such date (the "Employment Period"). If, during the Employment Period, an executive's employment with the Company is involuntarily terminated other than for "Cause," the executive is entitled to three times the executive's average annual base salary and bonus for the five years preceding the Change of Control, plus an amount equal to the shortfall between the actuarial benefit payable to the executive under the Company's retirement plans as a result of the early termination and the amount the executive would have received if the executive had continued in the employ of the Company for the remainder of the Employment Period. The executive and the executive's family would also be entitled to the continuation of medical, welfare, life insurance, disability and other benefits for at least the remainder of the Employment Period. If the executive is subject to the payment of excise tax under Section 280G of the Code, the Company will pay such executive an additional amount so as to place the executive in the same after-tax position such executive would have been in had such excise tax not applied. In addition, the Change of Control Agreements permit an executive to terminate the executive's employment for "Good Reason" at any time or for any reason during a 30-day period immediately following the first anniversary of the Change of Control and receive the above-described severance benefits. "Good Reason" includes diminution of the executive's responsibilities or compensation, relocation or purported termination otherwise than as expressly permitted by the Change of Control Agreements. Under certain circumstances, certain payments by the Company pursuant to the Change of Control Agreements may not be deductible for federal income tax purposes. A "Change of Control" is defined (for purposes of the Change of Control Agreements, the Retirement Plan and the Company's stock option plans) as the occurrence of certain events, including acquisition by a third party of 20% or more of the Company's outstanding voting securities, a change in the majority of the Board or approval by shareholders of a reorganization, merger, consolidation, liquidation or dissolution of the Company subject, in each case, to certain exceptions. "Cause" is defined (for purposes of the Agreements and the Employment Agreements with Messrs. Baum and Gordon described below) as demonstrably willful or deliberate violations of the executive's responsibilities which are committed in bad faith or without reasonable belief that such violations are in the best interests of the Company, which are unremedied after notice, or conviction of the executive of a felony involving moral turpitude.

     Mr. Gordon (the "Employee") has an additional employment agreement, dated as of January 1, 1996 (the "Agreement"). The Employee is eligible to participate in the Company's management incentive bonus arrangements (with a target bonus of 45% of base salary) as well as other benefit plans and programs available to senior executives and employees generally. The Company agrees to use its best efforts to cause Employee to be nominated for re-election as a Director upon expiration of his current or any future term and to recommend such re-election.

     If the Employee's employment terminates for any reason, he will be entitled to a life annuity payment from the Company equal to 3.33% of his "Final Average Pay" multiplied by the number of full years employed, payable at age 65, less any amounts payable under the Company's Pension Plan, Supplemental Plan or U.S. Social Security. In addition, the Company will maintain a key executive life insurance policy in an amount sufficient to pay a life annuity benefit commencing at age 65 (or termination of employment, if later) of $225,000 per year. If the Employee is terminated by the Company (other than for "Cause") prior to February 1, 2000, he would be entitled to an annual life insurance annuity benefit of $160,714 and may acquire additional years of vested benefits at a cost of $216,480 per year. If he dies before the commencement of the life insurance annuity payments, his beneficiary would receive a lump sum death benefit of $1,500,000 and none of the other life insurance annuity payments would be payable. If he dies after the life insurance annuity payments begin but before the receipt of 240 months of payments, the balance of said 240 months of payments will be made to his beneficiary. If the insurance policy value is insufficient to make the foregoing payments, the Company will make these payments from its general assets.

     If the Employee is terminated (other than for "Cause") prior to April 30, 1999, he would receive one year and nine months of base salary as severance pay, with the length of the severance pay reduced by three months for every additional three months of service thereafter until January 31, 2000. In the event of a Change of Control (as defined above), the Employee would be entitled to receive the greater of the severance benefits set forth in the immediately preceding sentence and the amounts payable under the Change of Control Agreement. The Agreement also amended the Employee's Change of Control Agreement to make certain clarifying and conforming changes.

     The Employee is entitled to relocation benefits under existing policies except that such benefits are provided for both of Employee's Canadian residences. Further, if Employee is terminated (other than for "Cause") within the first seven years of employment, the Company will provide relocation assistance for Employee's primary residence in the United States including a guarantee of the original purchase price thereof plus the fair market value of any capital improvements. In addition, the Employee shall receive such additional relocation benefits as may be agreed between the chief executive officer and the Employee. The Employee may terminate his employment and collect benefits under the Agreement within one year after any diminution of his responsibilities, removal from or failure to be re-elected to the Board, relocation or any breach by the Company of any of its obligations described above or any other material breach of the Agreement by the Company. "Final Average Pay" is defined in the Agreement as one-fifth of total salaries and bonuses received by the Employee in the five highest consecutive years of employment or if Employee was employed for less than five years, the annualized average of salaries and bonuses.

     On January 31, 1998, George R. Ditomassi resigned as an executive officer of the Company, terminated his employment with the Company and entered into a consulting agreement with the Company.

     On January 30, 1998, the Company and George R. Ditomassi, Jr., entered into certain letter agreements, pursuant to which the Company agreed to pay Mr. Ditomassi severance pay of $41,979 per month through December 31, 1999 (the "Severance Period"), to continue his participation during the Severance Period in the executive automobile, tax preparation, basic life, medical and dental insurance programs, to pay the premiums for $800,000 in supplemental term life insurance during the Severance Period and to permit his outstanding options to continue to vest during the Severance Period and to become fully vested and exercisable at the end of the Severance Period. The Company and Mr. Ditomassi exchanged certain releases and the Company agreed to pay for his legal expenses incurred in drafting the letter agreements and related documents. The Company also agreed that if the rights of indemnity of officers or directors of the Company are enhanced thereafter, he would be entitled to such enhanced rights as they relate to action taken while an officer, director or employee of the Company. If Mr. Ditomassi begins full time regular non-temporary employment with a third party during the Severance Period, his right to severance pay would end, and to the extent that other benefits being continued are provided by such new employer, those benefits would also cease. Mr. Ditomassi agreed not to compete with or interfere in any relationship of the Company for a period beginning on January 31, 1998 and ending one year from the date severance benefits cease.

     On January 31, 1998, the Company and Mr. Ditomassi entered into a consulting agreement (the "Consulting Agreement") with a term ending on October 31, 1999 (although Mr. Ditomassi has the right to terminate the Consulting Agreement at any time), pursuant to which Mr. Ditomassi will work on and/or provide advice with respect to certain matters as well as additional matters reasonably requested by the Chairman of the Company from time to time. As basic compensation for consulting services, the Company agreed to pay Mr. Ditomassi $5,000 per month plus minimum lump sum payments of $150,000 in March of 1999 and $125,000 in March of 2000 (or a pro rata portion thereof if the Consulting Agreement is terminated prior to such payments), subject to increase at the discretion of the Chairman of the Company. Pursuant to the preceding sentence, the Company made a lump sum payment to Mr. Ditomassi of $175,000 in March 1999. Mr. Ditomassi agreed not to compete with, or interfere with any relationship of, the Company for a period beginning on January 31, 1998 and ending one year following the term of the Consulting Agreement.

     The Company and Herbert M. Baum (the "Executive") are parties to an Employment Agreement, dated as of January 5, 1999 (the "Employment Agreement") as well as a Change of Control Agreement. Pursuant to the Employment Agreement, the Executive has been elected President and Chief Operating Officer of the Company and a member of the Board. The Employment Agreement has a three year term, subject to extension by mutual agreement of the Company and the Executive (the "employment term"). The Executive's base salary is $750,000 subject to increases approved by the Committee.

     The Executive is eligible to participate in the Company's management incentive bonus arrangements (with a target bonus of 45% of base salary) as well as other benefit plans and programs available to senior executives and employees generally. The Company agrees to use its best efforts to cause Employee to be nominated for re-election as a Director upon expiration of his term and to recommend such re-election during his employment term. If the Executive's employment terminates for any reason, he will be entitled to a life annuity payment from the Company equal to 3.3% of his average annual cash compensation multiplied by the number of full years employed, payable at age 65, less any amounts payable under the Company's Pension and Supplemental Plans, except that the maximum annual compensation taken into account for purposes of the calculation shall not exceed $909,091. In the event of a Change of Control as defined above, the Company will make these payments from a fully funded corporate rabbi trust.

     If the Executive's employment is terminated without "Cause", by the Executive for "good reason", as defined below, or by mutual agreement, the Executive would receive his base salary as severance pay for the lesser of eighteen months and the remainder of his employment term. If the Executive terminates his employment without good reason, he shall be entitled to receive his base salary as severance pay for the lesser of twelve months and the remainder of his employment period. In the event of a Change of Control (as defined above), the Executive would be entitled to receive the greater of the severance benefits set forth above and the amounts payable under the Change of Control Agreement.

     The Executive has been awarded options to purchase 262,500 shares (as adjusted to reflect the 3 for 2 stock split paid in the form of a 50% stock dividend on March 15, 1999)of Common Stock at fair market value on the date of grant vesting over three years. The Executive is eligible for further option grants under the Company's regular option program and, unless the Executive's employment is terminated for "Cause", Executive will have three years from the date his employment terminates to exercise any options granted. If Executive is terminated prior to expiration of his employment term, his options will continue to vest during the period that severance pay is paid. If Executive's employment terminates at or after January 5, 2002 (the "Retirement Date"), any unvested options may become exercisable upon the execution and delivery by the Executive of a covenant not to compete until the later of (a) the first anniversary of the Retirement Date and (b) the period that any of Executive's options are outstanding.

     The Executive is entitled to relocation benefits under existing policies except that the Company will provide relocation assistance for Executive's Rhode Island residence including a guarantee of the original purchase price thereof plus the fair market value of any capital improvements. In addition, the Executive shall receive such additional relocation benefits as may be agreed between the chief executive officer and the Executive. The Executive may terminate his employment and collect benefits under the Employment Agreement within one year after any diminution of his responsibilities, removal from or failure to be re-elected to the Board, failure of any successor to the Company to assume and agree to perform the Employment Agreement, relocation or any breach by the Company of any of its obligations described above or any other material breach of the Agreement by the Company (collectively, "good reason").

     The Company agreed to reimburse the Executive for reasonable legal and consulting fees incurred in connection with the negotiation, acceptance and execution of the Employment Agreement.

     On March 19, 1999, Adam Klein resigned as an executive officer of the Company. On March 23, 1999, the Company and Mr. Klein entered into a letter agreement, pursuant to which Mr. Klein terminated his employment with the Company effective April 1, 1999 (the "Termination Date"). The Company agreed to pay Mr. Klein $63,333 during the first week of April 1999 and $9,167 per week through March 31, 2000 (the "Severance Period"). The Company agreed to pay his reasonable legal expenses (not to exceed $15,000) in documenting the letter agreement and related documents, to pay Mr. Klein, in the first quarter of 2000, $170,000 as a 1999 management bonus and to permit all options that would vest between the Termination Date and April 23, 2000 to be deemed vested on the Termination Date and exercisable during the Severance Period. During the Severance Period, Mr. Klein's Company-provided life, medical and dental insurance will continue and he will have continued use of his leased automobile, cell phone, personal computer and fax machine except that he will be responsible for all operating and maintenance costs (other than automobile insurance and lease payments). The Company and Mr. Klein exchanged certain releases, subject to any rights to indemnification, contribution or protection under the Company's directors' and officers' liability insurance. Mr. Klein agreed not to compete with or interfere in any relationship of the Company during the Severance Period except if the competitive product or service represents less than 5% of the revenue of such competitor and Mr. Klein is not directly involved in the development, manufacture or distribution of such competitive product or service.

                            PROPOSAL TO APPROVE THE
                 1999 SENIOR MANAGEMENT ANNUAL PERFORMANCE PLAN
                                (PROPOSAL NO. 2)

     On February 16, 1999, the Compensation and Stock Option Committee of the Board of Directors of the Company unanimously approved the adoption of the 1999 Senior Management Annual Performance Plan of the Company (the "Plan"). The Board of Directors directed that the Plan be submitted to the Shareholders at the 1999 Annual Meeting for their approval. Targets set in February 1999 for the applicable performance period shall be null and void and no payments pursuant thereto may be made if the Plan is not approved by the Shareholders.

     The purpose of the Plan is to promote the interests of the Company and its shareholders by providing incentive for participating executive officers to contribute to the improvement of operating results of the Company and to reward outstanding performance on the part of those individuals whose decisions and actions most significantly affect the growth, profitability and efficient operation of the Company.

     The Plan has been designed to enable the Company to receive federal income tax deductions for awards paid under the Plan to its Chief Executive Officer and the four other most highly compensated executive officers (collectively, the "Covered Employees"), even if any Covered Employee's compensation exceeds $1,000,000 in any year. Under Section 162(m) of the Internal Revenue Code and certain regulations and rules promulgated thereunder by the Internal Revenue Service (collectively the "Code"), corporations whose stock is publicly traded generally are not entitled to deduct remuneration paid to covered employees to the extent that payments for any year to any such employee exceed $1 million, unless the payments are made under qualifying performance-based compensation plans. The Company believes that if the Plan is approved by the Shareholders, it will qualify as a performance-based compensation plan under the Code, although the Company has not requested or received, and does not expect to receive, a ruling from the Internal Revenue Service to that effect. A predecessor of the Plan, the Senior Management Annual Performance Plan, was approved by Shareholders in 1994. Under the Code, such plans must be approved by shareholders every five years.

SUMMARY DESCRIPTION OF THE PERFORMANCE PLAN

     The following summary is qualified in its entirety by reference to the full text of the Plan annexed to this Proxy Statement as Appendix A.

     The Plan will be administered by the Compensation and Stock Option Committee of the Board of Directors or a subcommittee of the Compensation Committee consisting solely of two or more "outside directors" of the Company as defined in the Code (the "Committee").

     The major provisions of the Plan are as follows:

          Eligibility. Eligibility for participation in the Plan is limited to executive officers of the Company who are selected in the sole discretion of the Committee. No person is automatically entitled to participate in the Plan in any plan year. Because the Plan has been designed solely to meet the requirements of the Code, it will be applicable only to annual incentive awards paid to those executive officers who are Covered Employees for that year and whose salary, bonus and other annual compensation (as set forth on the summary compensation table above) may exceed $1 million. Accordingly, the sole participant in the Plan, as selected by the Committee for the 1999 fiscal year, is the Chief Executive Officer. However, in future years, the Committee may select other Covered Employees to be eligible for participation under the Plan if necessary to enable the Company to receive a full tax deduction for current bonuses paid to them. The Company intends in 1999 to continue to compensate all of its executive officers, other than the Chief Executive Officer, under the compensation plans and policies described elsewhere in this Proxy Statement under the caption, "Report of the Compensation and Stock Option Committee of the Board of Directors."

          Determination of Benefits. The Committee has designated for the Chief Executive Officer for 1999 and will, for each subsequent fiscal year, designate a performance goal for that fiscal year, based on the Company's Net Earnings, as defined below, for the fiscal year. While performance goals will normally consist of a targeted increase in Net Earnings, depending on the circumstances, a performance goal may consist of maintaining Net Earnings or limiting a reduction in Net Earnings, all as determined by the Committee in its discretion in any particular year. Subject to the absolute right of the Committee to decrease awards in its sole discretion, achievement of a performance goal will result in payment in the case of the Chief Executive Officer of 75% of salary for each fiscal year (the "target bonus") and if 127% or more of the performance goal is achieved, up to a maximum bonus equal to 150% of salary for such fiscal year (the "maximum bonus"). If and when other executive officers are selected to participate in the Plan in the future, the Committee will designate the target and maximum bonuses for such participants but in no event will the target bonus exceed 75% of salary and the maximum bonus exceed 150% of salary. No bonus will be payable under the Plan if less than 80% of the performance goal is achieved. Salaries of participants will not be adjusted during a fiscal year. Annual increases in salary to participants will not exceed 15% a year, except for material changes in responsibility of the participant, in which case the annual increase will not exceed 30%. The maximum amount that can be paid pursuant to the Plan to any one individual with respect to any given fiscal year is $1.985 million.

          For purposes of the Plan, "Net Earnings" for a fiscal year is defined as the consolidated net earnings of the Company and its subsidiaries, determined in accordance with generally accepted accounting principles on a consistent basis, exclusive of (a) changes in accounting principles, (b) all extraordinary items of income and expense, (c) all material restructuring expenses, (d) the results of operations of acquisitions consummated during the fiscal year and (e) all material non-recurring and non-budgeted items of income and expense.

          The Committee has the discretion to reduce the amount of any award or to refuse to pay any award under the Plan.

          Payment of Awards. All awards with respect to a fiscal year shall be paid at any time or from time to time between the first day and March 15 of the following fiscal year, provided that the Committee certifies achievement of the performance goals in accordance with the Plan.

          Estimate of Benefits. The amounts that will be paid pursuant to the Plan are not currently determinable. Had the Plan been in effect in fiscal 1998 and had all of the Covered Employees been selected to participate in the Plan in fiscal 1998 and assuming that the target and maximum bonuses for each such officer were 75% and 150% of salary, respectively, and that the Committee did not exercise its discretion to reduce any award, the amounts that would have been paid in accordance with the formula established pursuant to the Plan and the maximum amounts that could have been paid had the maximum bonuses been paid in 1998 are each set forth below:

                                                                        MAXIMUM
NAME AND POSITION                                    DOLLAR VALUE    $DOLLAR VALUE
-----------------                                    ------------    -------------
Alan G. Hassenfeld.................................   $  517,548      $1,522,200
Chairman of the Board,
President and Chief
Executive Officer
Alfred J. Verrecchia...............................      332,469         977,850
Executive Vice-President and
President, Global Operations
Harold P. Gordon...................................      291,245         855,602
Vice Chairman
John T. O'Neill....................................      263,154         773,982
Executive Vice-President and
Chief Financial Officer
Adam Klein.........................................      259,021         761,826
Executive Vice-President and
President, Global Marketing and
Strategy
Executive Group (constituting the..................    1,663,437       4,891,460
Covered Employees named above)
Non-Employee Director Group........................            0               0
Non-Executive Officer Employee Group...............            0               0

          The Committee believes, that had the Plan been in effect in fiscal 1998, and had all of the Covered Employees been participants in the Plan in fiscal 1998, the Committee would have exercised its discretion to reduce all such awards to the bonuses actually paid to the individuals in 1998 as set forth in the summary compensation table above, although any future reduction in the amount of any award under the Plan is solely at the discretion of the Committee and there is no assurance as to how the Committee will exercise such discretion in the future.

          Amendment and Termination of the Plan. The Committee may amend, terminate or suspend the Plan in whole or in part at any time except that no amendment for which shareholder approval is required either by the Code in order to assure the deductibility by the Company of payments payable under the Plan or by other applicable law shall be effective without such shareholder approval having been obtained.

          Vote required. The affirmative vote of a majority of the shares of Common Stock present or represented by proxy at the annual meeting is required for approval of the Plan. Accordingly, both an abstention and a broker non-vote will in effect constitute a vote against the Plan.

     THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE PROPOSAL TO APPROVE THE 1999 SENIOR MANAGEMENT ANNUAL PERFORMANCE PLAN. (PROPOSAL NO. 2)

                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth information, as of March 19, 1999 (except as noted), with respect to the ownership of the Common Stock (the only class of outstanding voting securities of the Company) by certain persons known by the Company to be the beneficial owners of more than 5% of such stock:

                                                           AMOUNT AND NATURE
NAME AND ADDRESS                                             OF BENEFICIAL      PERCENT OF
BENEFICIAL OWNER                                             OWNERSHIP(1)         CLASS
----------------                                           -----------------    ----------
Alan G. Hassenfeld.......................................     18,393,983(2)        9.3
1027 Newport Avenue
Pawtucket, RI 02862
George W. Lucas, Jr. ....................................     15,750,000(3)        7.4
c/o LucasFilm Ltd.
5858 Lucas Valley Road
Nicasio, CA 94946
Capital Guardian Trust Company...........................     10,558,920(4)        5.4
11100 Santa Monica Blvd.
Los Angeles, CA 90025

---------------
(1) Based upon information furnished by each shareholder or contained in filings made with the Securities and Exchange Commission.

(2) Includes 8,890,921 shares held as sole trustee for the benefit of his mother, 829,482 shares held as sole trustee of a trust for Mr. Hassenfeld's benefit and currently exercisable options or options exercisable within 60 days hereof to purchase 1,082,750 shares. Mr. Hassenfeld has sole voting and investment authority with respect to all shares except those described in the following sentence, as to which he shares voting and investment authority. Also includes 986,850 shares owned by The Hassenfeld Foundation, of which Mr. Hassenfeld is an officer and director, as to which shares Mr. Hassenfeld disclaims beneficial ownership, 695,470 shares held as one of the trustees of a charitable lead trust for the benefit of The Hassenfeld Foundation and 154,216 shares held as one of the trustees of a trust for the benefit of his mother and her grandchildren.

(3) Represents 6,300,000 warrants owned by LucasFilm Ltd. ("Film") and 9,450,000 warrants owned by its wholly-owned subsidiary, Lucas Licensing Ltd. ("Licensing") which become exercisable on the U.S. theatrical release of "The Phantom Menace" which is currently scheduled to take place on May 19, 1999. Mr. Lucas, as founder, controlling person and sole director of Film and Licensing, may be deemed to beneficially own the shares of Common Stock which may be purchased upon exercise of these warrants. See "Certain Relationships and Related Transactions".

(4) Capital Guardian Trust Company and certain investment management affiliates have sole dispositive power over 10,558,920 shares of Common Stock and sole voting power over 9,117,520 of such shares. The foregoing information is as at December 31, 1998.

SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth information, as of March 19, 1999, with respect to the ownership of the Common Stock (the only class of outstanding equity securities of the Company) by each director of the Company, each nominee for director, each named executive officer and by all directors, nominees and executive officers as a group. Unless otherwise indicated, each person has sole voting and dispositive power with respect to such shares.

                                                                            PERCENT
                                                                COMMON        OF
     NAME OF DIRECTOR, NOMINEE OR EXECUTIVE OFFICER(1)          STOCK        CLASS
     -------------------------------------------------        ----------    -------
Alan R. Batkin(2)...........................................      25,210      *
Herbert M. Baum.............................................       1,500      *
E. Gordon Gee...............................................          --      *
Harold P. Gordon(3).........................................     418,259      *
Alex Grass(4)...............................................      48,711      *
Alan G. Hassenfeld (5)......................................  18,393,983      9.3
Sylvia K. Hassenfeld(6).....................................   1,085,734      *
Marie Josee Kravis(7).......................................       8,985      *
Claudine B. Malone(8).......................................      13,383      *
Morris W. Offit(9)..........................................      14,632      *
John T. O'Neill(10).........................................     398,083      *
Norma T. Pace(11)...........................................      20,056      *
E. John Rosenwald, Jr.(12)..................................     226,450      *
Carl Spielvogel(13).........................................      56,386      *
Preston Robert Tisch(14)....................................      16,318      *
Alfred J. Verrecchia(15)....................................   1,015,502      *
Paul Wolfowitz(16)..........................................      14,039      *
All Directors, Nominees and Executive Officers as a Group
  (includes 25 persons)(17).................................  21,709,803     10.9

---------------
  *  Less than one percent.

 (1) Information in this table is based upon information furnished by each director, nominee and executive officer. All amounts have been adjusted to reflect the 3 for 2 stock split paid in the form of a 50% stock dividend on March 15, 1999.

 (2) Includes currently exercisable options and options exercisable within sixty days hereof granted under the Company's Stock Option Plan for Non-employee Directors to purchase an aggregate of 11,250 shares as well as 12,273 shares deemed to be held in Mr. Batkin's stock unit account under the Deferred Plan.

 (3) Includes currently exercisable options and options exercisable within sixty days hereof granted under the Company's stock option plans to purchase an aggregate of 385,483 shares as well as 3,403 shares deemed to be held in Mr. Gordon's stock unit account under the Deferred Plan. Excludes fractional shares held in Mr. Gordon's account under the Company's Dividend Reinvestment and Cash Stock Purchase Program.

 (4) Includes currently exercisable options and options exercisable within sixty days hereof granted under the Company's Stock Option Plan for Non-employee Directors to purchase an aggregate of 11,250 shares as well as 11,787 shares deemed to be held in Mr. Grass' stock unit account under the Deferred Plan. Does not include 16,875 shares owned by the spouse of Mr. Grass, as to which Mr. Grass disclaims beneficial ownership.

 (5) See note (2) to the immediately preceding table.

 (6) Includes currently exercisable options and options exercisable within sixty days hereof granted under the Company's Stock Option Plan for Non-employee Directors to purchase an aggregate of 11,250 shares, 986,850 shares owned by The Hassenfeld Foundation, of which Mrs. Hassenfeld is an officer and director, and as to the shares of which she disclaims beneficial ownership, and 1,693 shares deemed to be held in Mrs. Hassenfeld's stock unit account under the Deferred Compensation Plan. Does not include the shares of Common Stock held in trust for Mrs. Hassenfeld's benefit referred to in note (2) to the immediately preceding table.

 (7) Represents currently exercisable options granted under the Company's Stock Option Plan for Non-employee Directors to purchase 6,750 shares as well as 2,235 shares deemed to be held in Mrs. Kravis' stock unit account under the Deferred Plan.

 (8) Includes currently exercisable options and options exercisable within sixty days hereof granted under the Company's Stock Option Plan for Non-employee Directors to purchase an aggregate of 11,250 shares as well as 1,683 shares deemed to be held in Ms. Malone's stock unit account under the Deferred Plan.

 (9) Includes options currently exercisable and exercisable within sixty days hereof granted under the Company's Stock Option Plan for Non-employee Directors to purchase an aggregate of 9,000 shares as well as 1,132 shares deemed to be held in Mr. Offit's stock unit account under the Deferred Plan.

(10) Includes currently exercisable options and options exercisable within sixty days hereof options granted under the Company's employee stock option plans to purchase an aggregate of 360,583 shares.

(11) Includes currently exercisable options and options exercisable within sixty days hereof granted under the Company's Stock Option Plan for Non-employee Directors to purchase an aggregate of 11,250 shares as well as 7,254 shares deemed to be held in Mrs. Pace's stock unit account under the Deferred Plan.

(12) Includes currently exercisable options and options exercisable within sixty days hereof granted under the Company's Stock Option Plan for Non-employee Directors to purchase an aggregate of 11,250 shares as well as 12,700 shares deemed to be held in Mr. Rosenwald's stock unit account under the Deferred Plan. Does not include shares held by The Bear Stearns Companies Inc. in an investment account. Mr. Rosenwald is Vice Chairman of The Bear Stearns Companies Inc.

(13) Includes currently exercisable options and options exercisable within sixty days hereof granted under the Company's Stock Option Plan for Non-employee Directors to purchase an aggregate of 11,250 shares as well as 4,819 shares deemed to be held in Mr. Spielvogel's stock unit account under the Deferred Plan.

(14) Includes currently exercisable options and options exercisable within sixty days hereof granted under the Company's Stock Option Plan for Non-employee Directors to purchase an aggregate of 11,250 shares as well as 1,693 shares deemed to be held in Mr. Tisch's stock unit account under the Deferred Plan.

(15) Includes currently exercisable options and options exercisable within sixty days hereof granted under the Company's employee stock option plans to purchase an aggregate of 850,250 shares. Does not include 151,875 shares owned by Mr. Verrecchia's spouse, as to which Mr. Verrecchia disclaims beneficial ownership.

(16) Represents options currently exercisable and exercisable within sixty days hereof granted under the Company's Stock Option Plan for Non-employee Directors to purchase an aggregate of 9,000 shares as well as 5,039 shares deemed to be held in Mr. Wolfowitz's stock unit account under the Deferred Plan.

(17) Of these shares, all directors and executive officers as a group have sole voting and dispositive power with respect to 19,704,517 shares and have shared voting and/or investment power with respect to 2,005,286 shares. Includes 3,499,128 shares purchasable by directors and executive officers upon exercise of currently exercisable options, or options exercisable within sixty days hereof, granted under the Company's stock option plans and 62,308 shares deemed to be held in stock unit accounts under the Deferred Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the 1934 Act, as amended, requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission and the American Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Executive officers, directors and greater than ten-percent shareholders are required by regulation promulgated by the Securities and Exchange Commission to furnish the Company with copies of all
Section 16(a) forms they file.

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required during the last fiscal year ended

December 27, 1998, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     The Board, upon recommendation of the Audit Committee of the Board, has selected KPMG LLP, independent certified public accountants, to audit the consolidated financial statements of the Company for the fiscal year ending December 26, 1999. A representative of KPMG LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement, if so desired, and will be available to respond to appropriate questions.

                                 OTHER BUSINESS

     Management knows of no other matters that may be presented to the Annual Meeting. However, if any other matter properly comes before the meeting, or any adjournment thereof, it is intended that Proxies in the accompanying form will be voted in accordance with the judgment of the persons named therein.

                      PROPOSALS BY HOLDERS OF COMMON STOCK

     Any proposal which a shareholder of the Company wishes to have considered for inclusion in the proxy statement and proxy relating to the Company's 2000 Annual Meeting must be received by the Company at its executive offices no later than December 2, 1999. The address of the Company's executive offices is 1027 Newport Avenue, Pawtucket, Rhode Island 02862.

     In accordance with the By-Laws of the Company, which the Company believes are consistent with the Articles of Incorporation of the Company, any new business proposed by any shareholder to be taken up at the 2000 annual meeting must be stated in writing and filed with the Secretary of the Company by December 14, 1999. Except for proposals made pursuant to the preceding paragraph, the Company will retain discretion to vote proxies with respect to proposals received prior to December 14, 1999, provided (i) the Company includes in its 2000 annual meeting proxy statement advice on the nature of the proposal and how it intends to exercise its voting discretion and (ii) the proponent does not issue a proxy statement.

                              COST OF SOLICITATION

     The cost of soliciting Proxies in the accompanying form has been or will be borne by the Company. In addition to solicitation by mail, arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals and the Company will reimburse them for any reasonable expenses incurred in connection therewith.

     It is important that your shares be represented at the meeting. If you are unable to be present in person, you are respectfully requested to vote by Internet, by telephone or by marking, signing and dating the enclosed Proxy and returning it in the pre-addressed envelope as promptly as possible. No postage is required if mailed in the United States.

                                          By Order of the Board of Directors

                                          Phillip H. Waldoks
                                          Secretary

Dated: March 31, 1999
       Pawtucket, Rhode Island

                                                                      APPENDIX A

                                  HASBRO, INC.

                         1999 SENIOR MANAGEMENT ANNUAL
                                PERFORMANCE PLAN

     Section 1. Purpose. The purpose of the Hasbro, Inc. 1999 Senior Management Annual Performance Plan (the "Plan") is to promote the interests of Hasbro, Inc. (the "Company") and its shareholders by providing incentive to participating senior executive officers of the Company to make significant contributions to the performance of the Company and to reward outstanding performance on the part of those individuals whose decisions and actions most significantly affect the growth, profitability and efficient operation of the Company.

     Section 2. Term. The Plan shall be effective as of the first day of the Company's 1999 fiscal year (the "Effective Date"), subject to shareholder approval of the Plan at the Company's 1999 Annual Meeting of Shareholders, and shall also be applicable for all future fiscal years of the Company unless amended or terminated by the Company pursuant to Section 10, subject to any future shareholder reapproval requirements of the Internal Revenue Code of 1986, as amended (including without limitation Section 162(m) thereof), and the rules and regulations (including any then current proposed and/or transitional rules or regulations) promulgated thereunder by the Internal Revenue Service (collectively the "Code").

     Section 3. Coverage. For purposes of the Plan, the "Participant" shall mean each executive officer of the Company selected by the Compensation and Stock Option Committee of the Board of Directors or a subcommittee thereof, in each case consisting solely of two or more "outside directors", as defined in, and whose membership on the Committee satisfies the provisions of, Section 162
(m) of the Code (the "Committee"), with respect to such fiscal year.

     Section 4. Performance Goals. The Committee shall designate, within the time period required by the Code, a performance goal under the Plan for each fiscal year (the "Performance Goal"). The Performance Goal shall be based on the Company's Net Earnings (as defined in Section 6 below) for the fiscal year. While Performance Goals will usually consist of a targeted increase in Net Earnings, depending on the circumstances, a Performance Goal may consist of maintaining Net Earnings or limiting a reduction in Net Earnings, all as determined by the Committee in its discretion in any particular year.

     Section 5. Performance Award Levels. Subject to Section 7 hereof, achievement of a Performance Goal will result in a payment of, in the case of the Chief Executive Officer, 75% of salary (which shall include all amounts deferred by the Participant into the Company's Retirement Savings Plan, the Company's Non-Qualified Deferred Compensation Plan and/or any similar or successor plans) for the fiscal year (the "Targeted Performance Award"). In the case of other executive officers selected by the Committee as eligible to participate in the Plan, the Committee shall designate the percentage of salary that shall constitute the Targeted Performance Award for each such Participant but in no event will such percentage exceed 75% of salary. No payment under the Plan shall be made if less than 80% of the Performance Goal is achieved. If 127% or more of the Performance Goal is achieved, the Participant may receive a maximum payment equal to 200% of the Targeted Performance Award, i.e. 150% of salary for such fiscal year (the "Maximum Bonus"). The percent of the Targeted Performance Award payable for the achievement of between 80% and 127% of the Performance Goal shall be determined by the Committee within the time period required by the Code for each fiscal year. In no event shall the salary of the Participant be increased during a fiscal year. Annual increases in salary of any Participant shall be limited to no more than 15% except that in the case of a material increase in responsibility of such Participant, the annual increase in salary shall not exceed 30%. In no event shall the maximum amount paid to any one individual in respect of any given fiscal year exceed $1.985 million.

     Section 6. Net Earnings. For purposes of the Plan, "Net Earnings" for a fiscal year shall be the consolidated net earnings of the Company and its subsidiaries, determined in accordance with generally accepted accounting principles applied on a consistent basis, exclusive of (a) changes in accounting principles,

(b) all extraordinary items of income and expense, (c) all material restructuring expenses, (d) the results of operations of acquisitions consummated during the fiscal year and (e) all material non-recurring and non-budgeted items of income and expense.

     Section 7. Administration and Interpretation. The Plan shall be administered by the Committee, which shall have the sole authority to select Participants under the Plan and to make rules and regulations for the administration of the Plan. In making any determinations under the Plan, the Committee shall be entitled to rely on reports, opinions or statements of officers or employees of the Company and its affiliates as well as those of counsel, public accountants and other professional or expert persons. The interpretations and decisions of the Committee with regard to the Plan shall be final and conclusive, and the Committee shall have the full power and authority in its sole discretion to reduce, or to refuse to make (but not to increase), any payment payable as a result of the achievement of at least 80% of a Performance Goal. No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan.

     Section 8. Certification of Achievement of Performance Goals. Provided that the Code so requires, the Committee shall, prior to any payment under the Plan, certify in writing the extent, if any, of achievement of Performance Goals for each Participant. For purposes of this Section and for so long as the Code permits, the approved minutes of the Committee meeting in which the certification is made may be treated as a written certification.

     Section 9. Payment of Awards. Payment, if any, under the Plan with respect to a fiscal year shall be made to the Participant if the Participant is employed by the Company at the end of such fiscal year and may be made at any time or in installments from time to time between the first day and March 15 of the next fiscal year at the discretion of the Committee.

     Section 10. Amendment or Termination. The Committee may from time to time amend the Plan in any respect or terminate or suspend at any time the Plan in whole or in part, provided that no such amendments that may require shareholder approval (a) to assure the deductibility by the Company of payments payable under the Plan under the Code or (b) under any other applicable law, shall be effective without such shareholder approval having been obtained.

     Section 11. No Assignment. The rights hereunder, including without limitation rights to receive any payment, shall not be sold, assigned, transferred, encumbered or hypothecated by a Participant (except by testamentary disposition or intestate succession). During the lifetime of any Participant any payment shall be payable only to such Participant.

     Section 12. The Company. For purposes of this Plan, the "Company" shall include the successors and assigns of the Company, and this Plan shall be binding on any corporation or other person with which the Company is merged or consolidated, or which acquired substantially all of the assets of the Company, or which otherwise succeeds to its business.

     Section 13. No Right to Participate. Nothing in the Plan shall be deemed to create any obligation on the part of the Committee to select any executive officer of the Company as a Participant, nor confer upon any Participant in the Plan the right to remain a Participant in the Plan for any subsequent fiscal year.

     Section 14. Governing Law. The validity, construction and effect of the Plan and any action taken or relating to the Plan shall be determined in accordance with the laws of the State of Rhode Island and applicable Federal Law.

                                                                SKU # 0537 PS 99

                                  HASBRO, INC.
                              1027 NEWPORT AVENUE
                              PAWTUCKET, RI 02862

Dear Fellow Shareholder:

     You are cordially invited to attend the 1999 Annual Meeting of Shareholders of Hasbro, Inc. to be held at 10:00 a.m. on Wednesday, May 12, 1999, at The 200 Fifth Avenue Club, 200 Fifth Avenue, New York, New York. The accompanying Notice of Annual Meeting and Proxy Statement contain detailed information as to the formal business to be transacted at the meeting.

     Your Vote Matters. Whether or not you plan to attend the 1999 Annual Meeting, it is important that your shares be voted. Please follow the instructions on the other side of this proxy card. You may, of course, attend the 1999 Annual Meeting and vote in person, even if you have previously voted. I am looking forward to seeing you there.

                                       Sincerely,

                                       Alan G. Hassenfeld
                                       Chairman of the Board
                                       and Chief Executive Officer

                             YOUR VOTE IS IMPORTANT

                                  DETACH HERE
-------------------------------------------------------------------------------

                                     PROXY

                                  HASBRO, INC.

                 ANNUAL MEETING OF SHAREHOLDERS - MAY 12, 1999

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement of Hasbro, Inc. (the "Company") and hereby appoints ALAN G. HASSENFELD and HAROLD P. GORDON and each of them, with full power of substitution to each of them, as attorneys and proxies to appear and vote all of the shares of Common Stock standing in the name of the undersigned at the Annual Meeting of Shareholders of the Company, to be held on May 12, 1999 at 10:00 A.M. at The 200 Fifth Avenue Club, 200 Fifth Avenue, New York, New York, and at any adjournment thereof.

     UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1 AND 2 AND IN SUPPORT OF MANAGEMENT ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF.

         PLEASE MARK, SIGN AND DATE ON REVERSE SIDE AND PROMPTLY MAIL
                           IN THE ENCLOSED ENVELOPE.

  /SEE REVERSE/                                                /SEE REVERSE/
  /    SIDE   /    CONTINUED AND TO BE SIGNED ON REVERSE SIDE  /    SIDE   /

VOTE BY TELEPHONE

It's fast, convenient, and immediate!
Call Toll-Free on a Touch-Tone Phone
1-877-PRX-VOTE (1-877-779-8883).

Follow these four easy steps:

1.  Read the accompanying Proxy Statement/Prospectus and Proxy Card.

2.  Call the toll-free number
    1-877-PRX-VOTE (1-877-779-8883). For shareholders residing outside the United States call collect on a touch-tone phone 1-201-536-3073.

3. Enter your 14-digit Control Number located on your Proxy Card above your name.

4.  Follow the recorded instructions.

YOUR VOTE IS IMPORTANT!
Call 1-877-PRX-VOTE anytime!

VOTE BY INTERNET

It's fast, convenient, and your vote is immediately confirmed and posted.

Follow these four easy steps:

1.  Read the accompanying Proxy Statement/Prospectus and Proxy Card.

2.  Go to the Website http://www.eproxyvote.com/has

3. Enter your 14-digit Control Number located on your Proxy Card above your name.

4.  Follow the instructions provided.

YOUR VOTE IS IMPORTANT!
Go to http://www.eproxyvote.com/has anytime!


    DO NOT RETURN YOUR PROXY CARD IF YOU ARE VOTING BY TELEPHONE OR INTERNET

-------------------------------------------------------------------------------

/X/  PLEASE MARK VOTES AS IN THIS EXAMPLE.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1 AND 2.

1.  Election of Directors

    For Terms Expiring 2002: (01) Herbert M. Baum, (02) E. Gordon Gee, (03) Sylvia K. Hassenfeld, (04) Norma T. Pace and (05) E. John Rosenwald, Jr.

    For Term Expiring 2001: (06) Alfred J. Verrecchia

          FOR ALL NOMINEES / /          / / WITHHELD FROM ALL NOMINEES

    / /
       --------------------------------------
       For all nominees except as noted above

                                             FOR    AGAINST   ABSTAIN
2.  Approval of 1999 Senior Management       / /      / /       / /
    Annual Performance Plan.

3. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.


MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT   / /

Sign exactly as your name(s) appear(s) hereon. When signing in a representative capacity, please give full title as such. If more than one name is shown, including the case of joint tenants, each person should sign.


Signature:                            Date:
          --------------------------       -----------------


Signature:                            Date:
          --------------------------       -----------------